Exhibit 99.1

NEWS RELEASE

804 East Gate Drive, Suite 200, Mount Laurel, NJ 08054

FOR IMMEDIATE RELEASE

inTEST Achieves 46.3% Gross Margin for Third Quarter 2024

●	Gross margin expanded 570 basis points compared with the second quarter 2024 on $3.7 million less revenue; third quarter revenue was $30.3 million

●	Operating income increased sequentially by $0.2 million and operating margin expanded 60 basis points on improved mix, cost actions and operational execution

●	Orders[1] grew 5% year-over-year and 7% sequentially to $28.1 million; Alfamation orders improved 21% sequentially

●	Earnings per diluted share was $0.04 while adjusted earnings per diluted share[2] was $0.10

●	Generated $4.2 million in cash from operations in the quarter; paid down $5.3 million in debt and repurchased $1 million in shares

MT. LAUREL, NJ – November 1, 2024 -- inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets which include automotive/EV, defense/aerospace, industrial, life sciences, security, and semiconductor (“semi”), today announced financial results for the quarter ended September 30, 2024. Results include Alfamation S.p.A. (“acquisition” or “Alfamation”) from the date of the acquisition, which was March 12, 2024. Alfamation is included in the Electronic Test division.

Nick Grant, President and CEO, commented, “We delivered a solid quarter with revenue somewhat below our expectations although we delivered better than forecasted margins. While we had approximately $2 million in shipments that were delayed into the fourth quarter, we had better mix compared with the trailing second quarter primarily due to semi shipments being more heavily weighted toward backend test. In addition, we have taken out costs to better align with current market conditions. Importantly, we generated cash from operations and, given our financial flexibility, we both paid down debt and repurchased shares. We believe that investing in our business is a great use of capital.”

He added, “The team continues to execute on our strategy. We are adding new customers, continue to optimize our channels to market and are driving innovation. While our visibility is limited given market conditions, we are encouraged with what appears to be some stabilization in our targeted industries as orders gradually improved through the quarter. We expect demand for our induction heating technology for front-end semi will lag recovery in our other markets but remain excited about the underlying fundamentals that will drive long term growth for these solutions. We believe the appeal of our engineered solutions, the diversification in our target markets and our success with scaling the business through acquisitions has provided relative stability in revenue and the ability to generate profits through industry cycles.”

1 Orders and backlog are key performance metrics. See “Key Performance Indicators” below for important disclosures regarding inTEST’s use of these metrics.

2 Adjusted earnings per diluted share is a non-GAAP financial measure.  Further information can be found under “Non-GAAP Financial Measures.”  See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

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inTEST Achieves 46.3% Gross Margin for Third Quarter 2024

November 1, 2024

Third Quarter 2024 Review (see revenue by market and by segments in accompanying tables)

	Three Months Ended
($ in 000s)		As Restated	Change			Change
	9/30/2024	9/30/2023	$	%	6/30/2024	$	%
Revenue	$30,272	$30,941	$(669)	-2.2%	$33,991	$(3,719)	-10.9%
Gross profit	$14,012	$14,447	$(435)	-3.0%	$13,797	$215	1.6%
Gross margin	46.3%	46.7%			40.6%
Operating expenses (incl. intangible amort.)	$13,525	$11,979	$1,546	12.9%	$13,461	$64	0.5%
Operating income	$487	$2,468	$(1,981)	-80.3%	$336	$151	44.9%
Operating margin	1.6%	8.0%			1.0%
Net earnings	$495	$2,277	$(1,782)	-78.3%	$230	$265	115.2%
Net margin	1.6%	7.4%			0.7%
Earnings per diluted share (“EPS”)	$0.04	$0.19	$(0.15)	-78.9%	$0.02	$0.02	100.0%
Adjusted net earnings (Non-GAAP)[3]	$1,216	$2,707	$(1,491)	-55.1%	$959	$257	26.8%
Adjusted EPS (Non-GAAP)[3]	$0.10	$0.22	$(0.12)	-54.5%	$0.08	$0.02	25.0%
Adjusted EBITDA (Non-GAAP)[3]	$2,441	$3,768	$(1,327)	-35.2%	$2,154	$287	13.3%
Adjusted EBITDA margin (Non-GAAP)[2]	8.1%	12.2%			6.3%

Sequentially, revenue was $3.7 million lower primarily due to shipments that were delayed into the fourth quarter for automated test systems and induction heating technologies. Revenue from semi, industrial and other markets demonstrated improving trends. Particularly in semi, revenue growth in back-end outpaced the decline in front-end.

Sequentially, gross profit of $14.0 million and gross margin of 46.3% improved despite lower revenue on better mix and cost actions. Higher sales of back-end semi test equipment, battery and flying probe automated test systems as well as improved operating efficiencies across most businesses contributed to the margin expansion. Operating income and margin improved reflecting mix and cost containment measures.

Year-over-year, third quarter revenue decreased $0.7 million. Alfamation contributed $5.4 million in revenue. Helping to offset the $7.1 million decline in semi revenue was $4.5 million growth in auto/EV,
$1.1 million increase in industrial revenue and $1.3 million increase in revenue for other markets.

Year-over-year, gross margin contracted 40-basis points primarily due to lower volume of the organic business and the impact of Alfamation. Operating expenses increased $1.5 million over the prior-year period. The $1.9 million incremental operating expenses related to Alfamation and the additional $0.5 million in amortization were partially offset by cost reduction efforts and reduced corporate development costs.

Net earnings for the quarter of $0.5 million, or $0.04 per diluted share, improved from $0.2 million, or $0.02 per diluted share in the trailing quarter. Adjusted net earnings (Non-GAAP)3 were $1.2 million, or $0.10 adjusted EPS (Non-GAAP) 3 compared with $1.0 million, or $0.08 adjusted EPS (Non-GAAP)3 in the second quarter of 2024.

Balance Sheet and Cash Flow Review

During the quarter, the Company generated $4.2 million in cash from operations. Cash and cash equivalents at the end of the third quarter of 2024 were $18.0 million, down $2.4 million from the end of the second quarter of 2024 reflecting cash used for debt reduction and share repurchases. During the quarter, the Company repaid approximately $5.3 million in debt and invested $1.0 million to acquire 141,117 shares at an average price of $7.38 per share. Capital expenditures were $0.5 million in the third quarter of 2024, similar to the prior-year period.

3 Adjusted net earnings, adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

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inTEST Achieves 46.3% Gross Margin for Third Quarter 2024

November 1, 2024

At quarter end, total debt was $16.1 million, down $5.0 million from June 30, 2024, which included the impact of the change in foreign exchange rates. At September 30, 2024, the Company had $30 million available under its delayed draw term loan facility and no borrowings under the $10 million revolving credit facility.

Third Quarter 2024 Orders and Backlog1 (see orders by market in accompanying tables)

	Three Months Ended
($ in 000s)			Change			Change
	9/30/2024	9/30/2023	$	%	6/30/2024	$	%
Orders	$28,054	$26,854	$1,200	4.5%	$26,182	$1,872	7.1%
Backlog (at quarter end)*	$45,454	$40,491	$4,963	12.3%	$47,672	$(2,218)	-4.7%

*Backlog as of 9/30/23 as restated

Third quarter orders of $28.1 million, including $3.9 million in orders attributable to Alfamation, grew 5% versus the prior-year period, and improved 7%, or $1.9 million, compared with the second quarter of 2024. The year-over-year increase reflects general strength across most markets although the semi market remains soft with $5.3 million, or 41%, lower orders. Orders from auto/EV, including Alfamation, increased $4.1 million, defense/aerospace increased $1.4 million, industrial grew $0.6 million, and other markets grew $1.9 million.

Sequentially, the 7% increase in orders reflects increases in auto/EV, defense/aerospace, security and other markets more than offsetting weakness in semi, industrial and life sciences.

Backlog at September 30, 2024, was $45.5 million and included $14.7 million of backlog associated with Alfamation. Approximately 42% of the backlog is expected to ship beyond the fourth quarter of 2024.

Fourth Quarter and Full Year 2024 Outlook

The Company has tightened the overall range of its expectations for the full year and is providing its fourth quarter financial guidance as shown in the table below. The Company continues to expect the effective tax rate for the year to be approximately 17% to 19%.

Fourth quarter 2024 interest expense is expected to be approximately $210,000. EPS and adjusted EPS (Non-GAAP)3 at the mid-point of the estimates for the quarter are approximately $0.08 and $0.14, respectively and is based on approximately 12,150,000 weighted average shares. Capital expenditures are expected to continue to be approximately 1% to 2% of revenue.

(As of November 1, 2024)	Fourth Quarter Guidance	Full Year Guidance
Revenue	$34 million to $37 million	$128 million to $131 million
Gross margin	Approximately 42%	42% to 43%
Operating expenses	Approximately $13.5 million	Approximately $53 million
Intangible asset amort expense	Approximately $0.9 million	Approximately $3.3 million
Intangible asset amort exp. After tax	Approximately $0.7 million	Approximately $2.7 million

The foregoing guidance is based on management’s current views with respect to operating and market conditions and customers’ forecasts. It also assumes macroeconomic conditions remain unchanged through the end of the year. Actual results may differ materially from what is provided here today as a result of, among other things, the factors described under “Forward-Looking Statements” below. Further information about non-GAAP measures can be found under “Non-GAAP Financial Measures” and the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

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inTEST Achieves 46.3% Gross Margin for Third Quarter 2024

November 1, 2024

Conference Call and Webcast

The Company will host a conference call and webcast today at 8:30 a.m. ET. During the conference call, management will review the financial and operating results and discuss inTEST’s corporate strategy and outlook. A question-and-answer session will follow. To listen to the live call, dial (201) 689-8263. In addition, the webcast and slide presentation may be found at intest.com/investor-relations.

A telephonic replay will be available from 12:30 p.m. ET on the day of the call through Friday, November 8, 2024. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13749100. The webcast replay can be accessed via the investor relations section of intest.com, where a transcript will also be posted once available.

About inTEST Corporation

inTEST Corporation is a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets including automotive/EV, defense/aerospace, industrial, life sciences, and security, as well as both the front-end and back-end of the semiconductor manufacturing industry. Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. inTEST’s strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, and market expansion. For more information, visit https://www.intest.com/.

Non-GAAP Financial Measures and Forward-Looking Non-GAAP Financial Measures

In addition to disclosing results that are determined in accordance with generally accepted accounting practices in the United States (“GAAP”), we also disclose non-GAAP financial measures. These non-GAAP financial measures consist of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin.

Definition of Non-GAAP Measures

The Company defines these non-GAAP measures as follows:

─	Adjusted net earnings is derived by adding acquired intangible amortization, adjusted for the related income tax expense (benefit), to net earnings.

─	Adjusted earnings per diluted share (adjusted EPS) is derived by dividing adjusted net earnings by diluted weighted average shares outstanding.

─	Adjusted EBITDA is derived by adding acquired intangible amortization, net interest expense, income tax expense, depreciation, and stock-based compensation expense to net earnings.

─	Adjusted EBITDA margin is derived by dividing adjusted EBITDA by revenue.

These results are provided as a complement to the results provided in accordance with GAAP. Adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization charges as management believes this expense may not be indicative of our underlying operating performance. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures presented primarily as a measure of liquidity as they exclude non-cash charges for acquired intangible amortization, depreciation and stock-based compensation. In addition, adjusted EBITDA and adjusted EBITDA margin also exclude the impact of interest income or expense and income tax expense or benefit, as management believes these expenses may not be indicative of our underlying operating performance.

Management’s Use of Non-GAAP Measures

The non-GAAP financial measures presented in this press release are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. Reconciliations from net earnings and earnings per diluted share (EPS) to adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) and from net earnings and net margin to adjusted EBITDA and adjusted EBITDA margin, are contained in the tables below.

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inTEST Achieves 46.3% Gross Margin for Third Quarter 2024

November 1, 2024

Limitations of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin

Each of our non-GAAP measures have limitations as analytical tools. They should not be viewed in isolation or as a substitute for GAAP measures of earnings or cash flows. Limitations may include the cash portion of interest expense, income tax (benefit) provision, charges related to intangible asset amortization and stock-based compensation expense. These items could significantly affect our financial results.

Management believes these Non-GAAP financial measures are important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

Adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin are not alternatives to net earnings, earnings per diluted share or margin as calculated and presented in accordance with GAAP. As such, they should not be considered or relied upon as substitutes or alternatives for any such GAAP financial measure. We strongly urge you to review the reconciliations of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin along with our financial statements included elsewhere in this press release. We also strongly urge you not to rely on any single financial measure to evaluate our business. In addition, because adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin are not measures of financial performance under GAAP and are susceptible to varying calculations, the adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin measures as presented in this press release may differ from and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Non-GAAP Financial Measures

This release includes certain forward-looking non-GAAP financial measures, including estimated adjusted earnings per diluted share (estimated adjusted EPS). We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.

We have reconciled non-GAAP forward-looking estimated adjusted EPS to its most directly comparable GAAP measure. The reconciliation from estimated net earnings per diluted share (EPS) to estimated adjusted EPS is contained in the table below.

Key Performance Indicators

In addition to the foregoing non-GAAP measures, management uses orders and backlog as key performance metrics to analyze and measure the Company’s financial performance and results of operations. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent written communications received from customers requesting the Company to provide products and/or services. Backlog is calculated based on firm purchase orders we receive for which revenue has not yet been recognized. Management believes tracking orders and backlog are useful as it often is a leading indicator of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Given that each of orders and backlog are operational measures and that the Company’s methodology for calculating orders and backlog does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.

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inTEST Achieves 46.3% Gross Margin for Third Quarter 2024

November 1, 2024

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management’s current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “appears,” “believe,” “continue,” “could,” “expects,” “guidance,” “may,” “outlook,” “will,” “should,” “plan,” “potential,” “forecasts,” “target,” “estimates,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its 5-Point Strategy, realize the potential benefits of acquisitions and successfully integrate any acquired operations, grow the Company’s presence in its key target and international markets, manage supply chain challenges, convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally including rising interest rates and fluctuation in foreign currency exchange rates; changes in the demand for semiconductors; access to capital and the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

Contacts:

inTEST Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski
Chief Financial Officer and Treasurer	Alliance Advisors IR
Tel: (856) 505-8999	dpawlowski@allianceadvisors.com
Tel: (716) 843-3908

– FINANCIAL TABLES FOLLOW –

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inTEST Achieves 46.3% Gross Margin for Third Quarter 2024

November 1, 2024

inTEST CORPORATION

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
		As Restated		As Restated

Revenue	$30,272	$30,941	$94,087	$95,418
Cost of revenue	16,260	16,494	53,202	50,889
Gross profit	14,012	14,447	40,885	44,529

Operating expenses:
Selling expense	4,281	4,295	12,976	13,411
Engineering and product development expense	2,182	1,802	6,382	5,689
General and administrative expense	7,062	5,882	20,212	16,099
Total operating expenses	13,525	11,979	39,570	35,199

Operating income	487	2,468	1,315	9,330
Interest expense	(219)	(168)	(612)	(526)
Other income	301	423	949	678

Earnings before income tax expense	569	2,723	1,652	9,482
Income tax expense	74	446	265	1,595

Net earnings	$495	$2,277	$1,387	$7,887

Earnings per common share - basic	$0.04	$0.19	$0.11	$0.70

Weighted average common shares outstanding - basic	12,189,761	11,886,005	12,150,240	11,294,306

Earnings per common share - diluted	$0.04	$0.19	$0.11	$0.68

Weighted average common shares and common share equivalents outstanding - diluted	12,251,712	12,212,317	12,246,763	11,665,850

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inTEST Achieves 46.3% Gross Margin for Third Quarter 2024

November 1, 2024

inTEST CORPORATION

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,972	$45,260
Trade accounts receivable, net of allowance for credit losses of $419 and $474, respectively	28,357	18,175
Inventories	31,661	20,089
Prepaid expenses and other current assets	3,212	2,254
Total current assets	81,202	85,778
Property and equipment:
Machinery and equipment	8,848	7,118
Leasehold improvements	4,205	3,601
Gross property and equipment	13,053	10,719
Less: accumulated depreciation	(8,480)	(7,529)
Net property and equipment	4,573	3,190
Right-of-use assets, net	11,292	4,987
Goodwill	32,475	21,728
Intangible assets, net	27,877	16,596
Deferred tax assets	-	1,437
Restricted certificates of deposit	100	100
Other assets	848	1,013
Total assets	$158,367	$134,829

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of Term Note and other long-term debt	$8,269	$4,100
Current portion of operating lease liabilities	1,947	1,923
Accounts payable	9,212	5,521
Accrued wages and benefits	5,009	4,156
Accrued professional fees	1,405	1,228
Customer deposits and deferred revenue	6,978	3,797
Accrued sales commissions	1,077	1,055
Domestic and foreign income taxes payable	-	1,038
Other current liabilities	2,042	1,481
Total current liabilities	35,939	24,299
Operating lease liabilities, net of current portion	9,649	3,499
Term Note and other long-term debt, net of current portion	7,822	7,942
Contingent consideration	823	1,093
Deferred revenue, net of current portion	1,208	1,331
Deferred tax liabilities	761	-
Other liabilities	1,789	384
Total liabilities	57,991	38,548
Commitments and Contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.01 par value; 20,000,000 shares authorized; 12,453,957 and 12,241,925 shares issued, respectively	124	122
Additional paid-in capital	57,218	54,450
Retained earnings	43,583	42,196
Accumulated other comprehensive earnings	393	414
Treasury stock, at cost; 79,382 and 75,758 shares, respectively	(942)	(901)
Total stockholders' equity	100,376	96,281
Total liabilities and stockholders' equity	$158,367	$134,829

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inTEST Achieves 46.3% Gross Margin for Third Quarter 2024

November 1, 2024

inTEST CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2024	2023
		As Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$1,387	$7,887
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	4,469	3,515
Provision for excess and obsolete inventory	509	385
Foreign exchange (gain) loss	(78)	17
Amortization of deferred compensation related to stock-based awards	1,450	1,623
Discount on shares sold under Employee Stock Purchase Plan	20	21
Loss on disposal of property and equipment	24	11
Proceeds from sale of rental equipment, net of gain	148	153
Deferred income tax expense (benefit)	140	(1,101)
Adjustment to contingent consideration liability	-	(358)
Changes in assets and liabilities:
Trade accounts receivable	(3,694)	480
Inventories	(129)	(9)
Prepaid expenses and other current assets	569	(313)
Other assets	(27)	(492)
Operating lease liabilities	(1,173)	(1,275)
Accounts payable	(1,029)	(100)
Accrued wages and benefits	(533)	125
Accrued professional fees	177	305
Customer deposits and deferred revenue	468	(105)
Accrued sales commissions	25	(292)
Domestic and foreign income taxes payable	(817)	(292)
Other current liabilities	(360)	320
Deferred revenue, net of current portion	(123)	1,033
Other liabilities	(189)	(17)
Net cash provided by operating activities	1,234	11,521
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	(18,727)	-
Purchase of property and equipment	(1,161)	(983)
Net cash used in investing activities	(19,888)	(983)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from public offering of common stock	-	19,244
Repurchases of common stock	(1,042)	-
Repayments of short-term borrowings	(1,856)	-
Repayments of long-term borrowings	(5,475)	(3,075)
Proceeds from stock options exercised	145	978
Proceeds from shares sold under Employee Stock Purchase Plan	111	118
Settlement of employee tax liabilities in connection with treasury stock transaction	(41)	(687)
Net cash (used in) provided by financing activities	(8,158)	16,578
Effects of exchange rates on cash	(476)	(7)
Net cash (used in) provided by all activities	(27,288)	27,109
Cash, cash equivalents and restricted cash at beginning of period	45,260	14,576
Cash and cash equivalents at end of period	$17,972	$41,685
Cash payments for:
Domestic and foreign income taxes	$1,147	$2,988
Details of acquisition:
Fair value of assets acquired, net of cash	$36,055
Liabilities assumed	(25,838)
Stock issued	(2,086)
Goodwill resulting from acquisition	10,596
Net cash paid for acquisition	$18,727

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inTEST Achieves 46.3% Gross Margin for Third Quarter 2024

November 1, 2024

inTEST CORPORATION

Revenue by Market

(In thousands)

(Unaudited)

($ in 000s)	Three Months Ended
			As Restated		Change				Change
	9/30/2024		9/30/2023		$	%	6/30/2024		$	%
Revenue
Semi	$11,410	37.6%	$18,476	59.8%	$(7,066)	-38.2%	$10,124	29.8%	$1,286	12.7%
Industrial	3,534	11.7%	2,456	7.9%	1,078	43.9%	3,415	10.0%	119	3.5%
Auto/EV	6,250	20.6%	1,775	5.7%	4,475	252.1%	10,735	31.6%	(4,485)	-41.8%
Life Sciences	1,322	4.4%	1,330	4.3%	(8)	-0.6%	2,194	6.5%	(872)	-39.7%
Defense/Aerospace	3,239	10.7%	3,392	11.0%	(153)	-4.5%	3,682	10.8%	(443)	-12.0%
Security	666	2.2%	967	3.1%	(301)	-31.1%	792	2.3%	(126)	-15.9%
Other	3,851	12.7%	2,545	8.2%	1,306	51.3%	3,049	9.0%	802	26.3%
	$30,272	100.0%	$30,941	100.0%	$(669)	-2.2%	$33,991	100.0%	$(3,719)	-10.9%

Orders by Market

(In thousands)

(Unaudited)

($ in 000s)	Three Months Ended
					Change				Change
	9/30/2024		9/30/2023		$	%	6/30/2024		$	%
Orders
Semi	$7,648	27.2%	$12,935	48.2%	$(5,287)	-40.9%	$11,026	42.1%	$(3,378)	-30.6%
Industrial	2,237	8.0%	1,637	6.1%	600	36.7%	3,485	13.4%	(1,248)	-35.8%
Auto/EV	7,141	25.5%	3,051	11.3%	4,090	134.1%	4,721	18.0%	2,420	51.3%
Life Sciences	534	1.9%	931	3.5%	(397)	-42.6%	1,025	3.9%	(491)	-47.9%
Defense/Aerospace	4,470	15.9%	3,032	11.3%	1,438	47.4%	2,665	10.2%	1,805	67.7%
Security	1,062	3.8%	2,212	8.2%	(1,150)	-52.0%	81	0.3%	981	1211.1%
Other	4,962	17.7%	3,056	11.4%	1,906	62.4%	3,179	12.1%	1,783	56.1%
	$28,054	100.0%	$26,854	100.0%	$1,200	4.5%	$26,182	100.0%	$1,872	7.1%

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inTEST Achieves 46.3% Gross Margin for Third Quarter 2024

November 1, 2024

inTEST CORPORATION

Segment Data

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
		As Restated		As Restated
Revenue:
Electronic Test	$15,481	$11,547	$42,756	$32,911
Environmental Technologies	6,734	7,000	21,835	23,178
Process Technologies	8,057	12,394	29,496	39,329
Total Revenue	$30,272	$30,941	$94,087	$95,418

Division operating income:
Electronic Test	$2,311	$3,268	$5,867	$8,487
Environmental Technologies	426	523	1,434	2,479
Process Technologies	1,070	2, 094	4,001	7,362
Total division operating income	3,807	5,885	11,302	18,328

Corporate expenses	(2,376)	(2,902)	(7,551)	(7,416)
Acquired intangible amortization	(944)	(515)	(2,436)	(1,582)
Interest expense	(219)	(168)	(612)	(526)
Other income	301	423	949	678
Earnings before income tax expense	$569	$2,723	$1,652	$9,482

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inTEST Achieves 46.3% Gross Margin for Third Quarter 2024

November 1, 2024

inTEST CORPORATION

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share and percentage data)
(Unaudited)

Reconciliation of Net Earnings to Adjusted Net Earnings (Non-GAAP) and Earnings Per Diluted Share to Adjusted EPS (Non-GAAP):

	Three Months Ended
	9/30/2024	9/30/2023	6/30/2024
		As Restated
Net earnings	$495	$2,277	$230
Acquired intangible amortization	944	515	897
Tax adjustments	(223)	(85)	(168)
Adjusted net earnings (Non-GAAP)	$1,216	$2,707	$959

Diluted weighted average shares outstanding	12,252	12,212	12,330
Earnings per diluted share:(1)
Net earnings	$0.04	$0.19	$0.02
Acquired intangible amortization	0.08	0.04	0.07
Tax adjustments	(0.02)	(0.01)	(0.01)
Adjusted EPS (Non-GAAP)	$0.10	$0.22	$0.08

(1) Components may not add up to totals due to rounding.

Reconciliation of Net Earnings and Net Margin to Adjusted EBITDA (Non-GAAP) and Adjusted EBITDA Margin (Non-GAAP):

	Three Months Ended
	9/30/2024	9/30/2023	6/30/2024
		As Restated
Net earnings	$495	$2,277	$230
Acquired intangible amortization	944	515	897
Net interest (income) expense	36	(276)	41
Income tax expense	74	446	66
Depreciation	355	262	356
Non-cash stock-based compensation	537	544	564
Adjusted EBITDA (Non-GAAP)	$2,441	$3,768	$2,154
Revenue	30,272	30,941	33,991
Net margin	1.6%	7.4%	0.7%
Adjusted EBITDA margin (Non-GAAP)	8.1%	12.2%	6.3%

Reconciliation of Fourth Quarter 2024 Estimated Earnings Per Diluted Share to Estimated Adjusted EPS (Non-GAAP):

Estimated

Estimated earnings per diluted share	$	~0.08
Estimated acquired intangible amortization		~0.08
Estimated tax adjustments		~(0.02)
Estimated adjusted EPS (Non-GAAP)	$	~0.14

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